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                      MORGAN STANLEY SELECT EQUITY TRUST
                    SELECT S&P INDUSTRIAL PORTFOLIO 2001-3
                          REFERENCE TRUST AGREEMENT

     This Reference Trust Agreement dated June 11, 2001 between MORGAN STANLEY DW INC., as Depositor, and The Chase Manhattan Bank, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Sears Equity Investment Trust, Trust Indenture and Agreement" dated January 22, 1991, as amended on March 16, 1993, July 18,
1995 and December 30, 1997 (the "Basic Agreement"). Such provisions as are incorporated by reference constitute a single instrument (the "Indenture").

                           WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                     I.

                    STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument except that the Basic Agreement is hereby amended in the following manner:

           A. Article I, Section 1.01, paragraph (29) defining "Trustee" shall be amended as follows:


     "'Trustee' shall mean The Chase Manhattan Bank, or any successor trustee appointed as hereinafter provided."

           B. Reference to United States Trust Company of New York in its capacity as Trustee is replaced by The Chase Manhattan Bank throughout the Basic Agreement.

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           C.  Reference to "Morgan Stanley Dean Witter Select Equity Trust" is
     replaced by "Morgan Stanley Select Equity Trust".


           D.  Section 3.01 is amended to substitute the following:


                         SECTION 3.01. INITIAL COST The costs of
               organizing the Trust and sale of the Trust Units shall, to the extent of the expenses reimbursable to the Depositor provided below, be borne by the Unit Holders, PROVIDED, HOWEVER, that, to the extent all of such costs are not borne by Unit Holders, the amount of such costs not borne
               by Unit Holders shall be borne by the Depositor and,
               PROVIDED FURTHER, HOWEVER, that the liability on the part
               of the Depositor under this section shall not include any
               fees or other expenses incurred in connection with the administration of the Trust subsequent to the deposit referred to in Section 2.01. Upon notification from the Depositor that the primary offering period is concluded, the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Principal Account, and pay to the
               Depositor the Depositor's reimbursable expenses of
               organizing the Trust and sale of the Trust Units in an
               amount certified to the Trustee by the Depositor. If the balance of the Principal Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Depositor, or distribute to the Depositor Securities having a value, as determined under Section 4.01 as of the date of distribution, sufficient for such reimbursement. The reimbursement provided for in this section shall be for the account of the Unitholders of record at the conclusion of the primary offering period and shall not be reflected in
               the computation of the Unit Value prior thereto. As used herein, the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units shall include the
               cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees, the cost of the ini-
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               tial valuation of the portfolio and audit of the Trust, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section shall be reserved by the Trustee for such purpose and shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per-Unit amount allocable to Units tendered for redemption.

           E. Reference to "Dean Witter Reynolds Inc." is replaced by "Morgan Stanley DW Inc."


           F. Section 2.03 is amended to add the following to the end of the first paragraph thereof. The number of Units may be increased through a split of the Units or decreased through a reverse split thereof, as directed by the Depositor, which revised number of Units shall be recorded by Trustee on its books.

           G. Rollover Investment by Holders of Defined Asset Funds Select S&P Industrial Portfolio 2000 Series C and Defined Asset Funds Select S&P Industrial Portfolio 2000 Series D

                         The Depositor has informed certain holders of units of
               Defined Asset Funds Select S&P Industrial Portfolio 2000 Series C and Defined Asset Funds Select S&P Industrial Portfolio 2000 Series D (each a "Defined Asset Funds Terminating Trust") that they may elect to apply their Rollover Distribution (as such term is defined in Amendment No. 5, dated as of June 1, 1999, to the Defined Asset Funds Standard Terms and Conditions of Trust dated October 21, 1993) to acquire Units of the Trust.

                         Accordingly, as agent for each holder who has elected
               to make such acquisition, the Depositor hereby delivers to The Chase Manhattan Bank, as Distribution Agent, the Rollover Distribution of such holder and directs the Distribution Agent to take the actions with respect thereto specified in Section
               1.02 of the Distribution Agency Agreement treating the Rollover Distribution as such holder's "Termination Distribution from an Old Trust" and the Trust as the "New Trust." The "Rollover Date" shall be the date of this Reference Trust Indenture. The Depositor agrees to perform the duties of the Sub-Agent specified in such Section 1.02. The Trust shall indemnify The Chase Manhattan Bank against, and hold it harmless from, any claim, liability, loss or expense incurred by it, individually, as Distribution Agent and Trustee (including, without limiting the foregoing, the costs and expenses of defending against any such claim or liability) arising from actions taken pursuant to the Depositor's direction hereby given, and the provisions of Section 6.04 of the Basic Agreement shall apply with respect to such indemnification.

          H.   Certain Tax Information to be Supplied by Trustee.

                         The Trustee will maintain a record of the daily per-
               Unit purchase price of each Security held in the Trust portfolio adjusted for transactions affecting the tax basis of the Trust Securities.

                         Based on the record maintained by the Trustee and
               similar information prepared by Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Agent for the Sponsors of the Defined Asset Funds, and provided to the Trustee by the Depositor with respect to the assets of and transactions occurring in each preceding trust which offered a tax-free rollover directly, or through one or more intermediate trusts, to the Trust (the "Defined Asset Funds Historical Data") the Trustee shall, when requested by the Depositor, provide the Depositor the following information:

                         (i) for each business day of the Trust, a per-Unit
               factor stating, separately, the short- and long-term gain or loss which would be recognized on a liquidation of a Unit on such day referenced to each potential purchase date for a Unit of the Trust and for each preceding trust which offered a tax-free rollover directly, or through one or more intermeditate trusts, to the Trust; and

                         (ii) with respect to a Unit Holder who has received an
               in-kind redemption and who provides the Trustee with the acquisition date or dates of the redeemed Unit or Units, such Unit Holder's tax basis in the Securities received in connection with such redemption.

                         The Depositor shall make this information available to
               a Unit Holder upon request.

                         The Trustee is authorized to adopt methods and
               conventions which are designed to permit the calculation of the specified information with reasonable accuracy and shall have no responsibility or liability for immaterial inaccuracy resulting from such methods and conventions. The Trustee shall have no obligation to verify the accuracy of the Defined Asset Funds Historical Data and the Trustee shall in no event be liable for loss or liability (including, without limitation, any tax liability, penalty or interest) arising from any error or omission in the information supplied by the Trustee which error or omission is attributable, in whole or part, to error or omission in the Defined Asset Funds Historical Data.

                         The Trustee may alter the form and content of the
               information provided pursuant to this paragraph as it shall determine appropriate. The Trustee may at any time, upon prior notice to the Holders, and shall, when directed by the Depositor, cease to maintain and provide the information specified in this paragraph.

                                     II.

                    SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

           A. The Trust is denominated Morgan Stanley Select Equity Trust Select S&P Industrial Portfolio 2001-3 (the "S&P Industrial Trust").

           B. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in trust under this Indenture.

           C.  The term, "Depositor" shall mean Morgan Stanley DW Inc.

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           D.  The aggregate number of Units referred to in Sections 2.03 and
     9.01 of the Basic Agreement is 25,011 for the S&P Industrial Trust.

           E. A Unit is hereby declared initially equal to 1/25,011 th for the S&P Industrial Trust.

           F.  The term "In-Kind Distribution Date" shall mean
     September 11, 2002.

           G.  The term "Record Dates" shall mean February 1, 2002,
     May 1, 2002 and October 1, 2002 and such other date as the Depositor may direct.

           H. The term "Distribution Dates" shall mean February 15, 2002, May 15, 2002 and on or about October 8, 2002 and such other date as the Depositor may direct.

           I.  The term "Termination Date" shall mean October 1, 2002.

           J. The Depositor's Annual Portfolio Supervision Fee shall be a maximum of $0.25 per 100 Units.

           K. The Trustee's annual fee as defined in Section 6.04 of the Indenture shall be $0.90 per 100 Units if the greatest number of Units outstanding during the period is 10,000,000 or more; $0.96 per 100 Units if the greatest number of Units outstanding during the period is between 5,000,000 and 9,999,999; and $1.00 per 100 Units if the greatest number of Units outstanding during the period is 4,999,999 or less.

           L. For a Unit Holder to receive an "in--kind" distribution during the life of the Trust, such Unit Holder must tender at least 25,000 Units for redemption. There is no minimum amount of Units that a Unit Holder must tender in order to receive an "in-kind" distribution on the In-Kind Date or in connection with a rollover.

           M. Paragraph (b)(ii) of Section 9.03 is amended to provide that the period during which the Trustee shall liquidate the Trust Securities shall not exceed 14 business days commencing on the first business day following the In-Kind Date.


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                (Signatures and acknowledgments on separate pages)